Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-135552) pertaining to the Employee Stock Purchase Plan of Horizon Lines, Inc. of our reports dated February 28, 2007, with respect to the consolidated and combined financial statements of Horizon Lines, Inc., Horizon Lines, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Horizon Lines, Inc., included in the Annual Report (Form 10-K) for the year ended December 24, 2006.

/s/    ERNST & YOUNG LLP

Charlotte, North Carolina February 28, 2007